EXHIBIT 22.0

List of Subsidiaries

First Tier

Matthews & Wright, Inc. (Delaware)
Snider, Williams & Co., Inc. (Delaware)
Randolph, Hudson & Co., Inc. (Delaware)
Eden Consulting, Inc. (New York)
Shaw Realty Company, Inc. (New York)
Burrows, Hayes Company, Inc. (New York)
Dover, Sussex Company, Inc. (New York)
Housing Capital Corporation (New York)
Randel, Palmer & Co., Inc. (New York)
Parker, Reld & Co., Inc. (New York)
McAdam, Taylor & Co., Inc. (New York)
Helmstar Funding, Inc. (formerly CMS Insurance Agency, Inc.)  (Pennsylvania)


Second Tier - Subsidiary of McAdam, Taylor & Co., Inc.

Citizens Mortgage Service Company (Pennsylvania)